July 31, 2006
CONFIDENTIAL
------------

Appaloosa Management L.P.
26 Main Street
Chatham, NJ 07928

Attention:  Ronald Goldstein
            Vice President

Harbinger Capital Partners Master Fund I, Ltd.
555 Madison Avenue, 16th Floor
New York, NY 10022

Attention:  Philip A. Falcone


Ladies and Gentlemen:

         1. UBS Securities LLC ("UBS") is pleased to act as lead financial advisor and lead capital markets advisor to Appaloosa Management L.P. ("AMLP") and Harbinger Capital Partners Master Fund I, Ltd. ("HCP") in connection with any potential restructuring, acquisition or other transaction (a "Transaction") involving Delphi Corporation (together with its affiliates and subsidiaries, "Delphi"). This letter agreement (the "Agreement") confirms the terms of our engagement.

         On the terms and subject to the conditions of this Agreement, UBS will provide AMLP and HCP with such financial and market related advice and assistance as reasonably requested by AMLP and HCP and reasonably agreed to by UBS, which may include (i) assisting AMLP and HCP in analyzing and valuing Delphi (including assisting AMLP and HCP in analyzing Delphi's business plan);
(ii) assisting AMLP and HCP in analyzing, structuring and negotiating the financial aspects of any AMLP Sponsored Transaction (as defined below); (iii) assisting AMLP and HCP in reviewing and analyzing financing alternatives for any proposed Transaction; and (iv) determining whether UBS is prepared to provide any Committed Financing (as defined below) required to complete an AMLP Sponsored Transaction.

         2. For UBS' services hereunder, AMLP and HCP agree that, during the term of this Agreement, UBS shall have a right of first refusal to act as one of the lead bookrunners (with UBS named on the left) with respect to any debt or equity financing (including, without limitation, any bank or bond financing, broadly distributed equity or bond rights offering, any public or 144A equity or debt financing and any private placement of equity or debt for which placement an investment bank is hired) (collectively, the "Financings") in connection with any Transaction sponsored by AMLP and not financed by (or the financing for which is not led by) AMLP (an "AMLP Sponsored Transaction"), in each case for compensation mutually agreed upon by AMLP and UBS in good faith. Concurrently with its due diligence in connection with acting as AMLP's and HCP's financial and capital markets advisor, UBS will proceed with its internal commitment approval process to determine whether UBS is prepared to undertake any required committed Financing, including as a backstop funder (a "Committed Financing"). UBS will complete such approval process prior to making any recommendation to AMLP and HCP with respect to any AMLP Sponsored Transaction. UBS' determination to proceed with a Committed Financing will be subject to completion of due diligence satisfactory to UBS, legal documentation satisfactory to UBS, UBS' internal credit and other approval processes and other conditions customary for UBS. Any commitment by UBS with respect to a Financing will be set forth in a separate agreement. This Agreement is not an express or implied commitment by UBS to provide any Financing or to enter into any agreement to do so.

         3. Except to the extent legally required (after consultation with, and, in the case of UBS' advice, approval (not to be unreasonably withheld) as to form and substance by, UBS), none of (i) the name of UBS, (ii) any advice rendered by UBS to AMLP and/or HCP, or (iii) the terms of this Agreement or any communication from UBS in connection with the services performed by UBS pursuant to this Agreement will be quoted or referred to orally or in writing, or in the case of (ii) and (iii), reproduced or disseminated, by AMLP, HCP or any of their respective affiliates or any of their respective agents, without UBS' prior written consent, such consent not to be unreasonably withheld in the case of clause (i) and (iii) (but not (ii)).

         4. AMLP and HCP recognize and confirm that UBS (a) will use and rely primarily on information provided by Delphi and other parties to any proposed Transaction and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having assumed responsibility for independently verifying the same, (b) does not assume responsibility for the accuracy, completeness or reasonableness of such information and such other information and (c) will not make an appraisal of any assets or liabilities (contingent or otherwise) of a potential Transaction party, AMLP, HCP or Delphi.

         5. UBS' services hereunder may be terminated by AMLP (or HCP as to itself) or UBS upon 30 days prior written notice without liability or continuing obligation of AMLP (or HCP as to itself) or UBS except that (i) UBS' right to receive the Break-up Fee (as set forth in section 9) shall survive only if AMLP (or HCP as to itself) terminates UBS' services, (ii) expenses (as set forth in Section 9) incurred by UBS as a result of services rendered prior to the date of the termination shall become immediately payable in full, and (iii) Sections 3, 5, 7, 8 (last sentence only), 10, 11, 12, 13, 14 and 15 hereof shall remain operative and in full force and effect regardless of any termination.

         6. UBS may, at its own expense, place customary tombstone announcements or advertisements in financial newspapers and journals describing its services hereunder, which such announcements or advertisements shall be subject to the approval of AMLP and HCP, which shall not unreasonably be denied.

         7. AMLP and HCP acknowledge and agree that UBS has been retained to act solely as an advisor to AMLP and HCP, and not as an advisor to any other person, and AMLP's and HCP's engagement of UBS is not intended to confer rights upon any person (including partners, shareholders, employees or creditors of AMLP and/or
HCP) not a party hereto as against UBS or its affiliates, or their respective directors, officers, employees or agents, successors, or assigns. UBS shall act as an independent contractor under this Agreement, and not in any other capacity including as a fiduciary, and any duties arising out of its engagement shall be owed solely to AMLP and HCP.

         8. UBS AG (the parent of UBS) and its subsidiaries, branches and affiliates (the "UBS Group") are involved in a wide range of commercial banking, investment banking and other activities (including investment management, corporate finance and securities issuing, trading and research) from which conflicting interests, or duties, may arise. Information which is held elsewhere within UBS or within the UBS Group but of which none of the individuals in the Investment Banking Department of UBS involved in providing the services contemplated by this engagement actually has (or without breach of internal procedures can properly obtain) knowledge, will not for any purpose be taken into account in determining UBS' responsibilities to AMLP and HCP under this engagement. Neither UBS nor any other part of the UBS Group will have any duty to disclose to AMLP or HCP or utilize for AMLP's or HCP's benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. In addition, in the ordinary course of business, UBS and its affiliates may trade the securities of Delphi and potential Transaction parties for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities. Notwithstanding the foregoing, UBS will not act as a financial advisor, underwriter or sponsor with respect to any Transaction (other than an AMLP Sponsored Transaction or a Transaction supported by AMLP) without the express written consent of AMLP.

         9. Whether or not any Transaction is consummated, and in addition to any fees payable to UBS, AMLP and HCP will, subject to Section 11, reimburse UBS upon its request from time to time for all reasonable and documented out-of-pocket expenses incurred by UBS in entering into and performing services pursuant to this Agreement, including the reasonable documented fees, disbursements and other charges of its outside legal counsel; provided, however, that AMLP and HCP shall not be responsible for reimbursing legal expense in excess of $50,000 unless agreed (not to be unreasonably withheld) in writing by AMLP and HCP subsequent to the date of this Agreement. It is understood that UBS anticipates that, (i) if UBS is requested to testify in the Delphi bankruptcy proceedings with respect to a proposed Transaction, UBS will engage outside counsel to assist, and (ii) UBS would need to engage outside counsel to prepare documentation and conduct due diligence in connection with any proposed Financing in connection with an AMLP Sponsored Transaction (it being understood that, if Delphi proceeds with such Financing with UBS as a bookrunner, such legal expenses shall be borne by either the arrangers/underwriters or Delphi, and not AMLP and HCP, in accordance with the terms of the definitive agreements governing such Financing).

         If UBS, after conducting due diligence, agrees to provide all (or its portion) of the necessary Committed Financing requested by AMLP (it being understood that AMLP may request that UBS provide only a portion of the Committed Financing as lead bookrunner of a syndicate) on terms and conditions reasonably acceptable to AMLP in respect of an AMLP Sponsored Transaction and Delphi pursues such Transaction or a similar Transaction supported by AMLP in which UBS does not act as one of the lead bookrunners, then AMLP and HCP agree, subject to Section 11, to pay UBS a break-up fee (the "Break-up Fee") of $3,000,000 if such Transaction is completed.

         10. AMLP and HCP, subject to Section 11, agree to the indemnification and other agreements set forth in the Indemnification Annex attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.

         11. The obligations of AMLP and HCP hereunder shall be several (and not joint and several) obligations. The pro rata share of AMLP and HCP of any obligations hereunder is set forth opposite the name of AMLP and HCP on the signature pages to this Agreement.

         12. Each party hereto acknowledges and agrees that (i) neither AMLP nor HCP has determined to pursue or support any Transaction (including, in the case of AMLP, an AMLP Sponsored Transaction), (ii) that AMLP, in its sole discretion, may decide not to pursue an AMLP Sponsored Transaction, (iii) that AMLP and HCP have no understandings, agreements or arrangements, whatsoever, among themselves with respect to any Transaction (including an AMLP Sponsored Transaction) or with respect to the voting, disposition or any other investment decision with respect to the securities of Delphi, and (iv) that AMLP and HCP may vote, dispose of, invest in any securities of Delphi without obligation or notice to any other party.

         13. THIS AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND AMLP, HCP AND UBS CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. EACH OF UBS, AMLP AND HCP WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

         14. This Agreement (including the attached Indemnification Annex) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by UBS, AMLP and HCP. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

         15. This Agreement (including the attached Indemnification Annex) shall be binding upon AMLP, HCP and UBS and their respective successors and assigns.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.


                                Very truly yours,

                               UBS Securities LLC


        By:                                     By:
            --------------------------              -------------------------
            Name: Steven D. Smith                   Name: Andrew Kramer
            Title: Managing Director                Title: Managing Director


Accepted and agreed to as of the date first above written:

                                                       Reimbursement Percentage

APPALOOSA MANAGEMENT L.P.                                     66.242%


By:
    --------------------
    Name:
    Title:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.                33.758%


By:
    --------------------
    Name:
    Title:

                              Indemnification Annex

In the event that UBS becomes involved in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") to the extent such Proceeding is against (or involves) UBS in its capacity as financial advisor to AMLP and HCP, including, without limitation, with respect to related services and activities prior to the date of this Agreement, AMLP and HCP agree, subject to Section 11 of the engagement letter, to indemnify, defend and hold UBS harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any such Proceeding, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that such losses, claims, damages, liabilities and expenses resulted from the gross negligence or willful misconduct of UBS. In the event that UBS becomes involved in any capacity in any such Proceeding, AMLP and HCP will reimburse UBS for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by UBS in connection therewith; provided to the extent it shall be determined by a court of competent jurisdiction in a judgment that such reimbursed expenses resulted from the gross negligence or willful misconduct of UBS, UBS will promptly refund any such reimbursed expenses to AMLP and HCP .

If such indemnification were not to be available for any reason (other than a judicial determination of the gross negligence or willful misconduct of UBS), AMLP and HCP agree to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by AMLP and HCP, on the one hand, and UBS, on the other hand, in connection with the matters contemplated by this Agreement and (ii) the relative fault of AMLP and HCP on the one hand and UBS, on the other hand, as well as any other relevant equitable considerations; provided that, in no event (other than a judicial determination of the gross negligence or willful misconduct of UBS) shall AMLP and HCP contribute less than the amount necessary to assure that UBS is not liable for losses, claims, damages, liabilities and expenses (including legal and other expenses) in excess of the amount of fees actually received by UBS pursuant to this Agreement. AMLP and HCP will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not UBS is an actual or potential party to such Proceeding, without UBS' prior written consent (which consent shall not be unreasonably withheld in the case of a Proceeding involving only the payment of money damages), unless such settlement is confidential and (i) includes an unconditional release of UBS from all liability in any way related to or arising out of such Proceeding and (ii) does not include an admission of fault, culpability or a failure to act by or with respect to UBS or an adverse statement regarding the reputation or conduct of UBS.

AMLP and HCP agree that UBS shall not have any liability to AMLP, HCP or any person asserting claims on behalf of or in right of AMLP and/or HCP in connection with or as a result of either UBS' engagement under this Agreement or any matter referred to in this Agreement, including, without limitation, related services and activities prior to the date of this Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that any losses, claims, damages, liabilities or expenses incurred by AMLP and/or HCP resulted from the gross negligence or willful misconduct of UBS in performing the services that are the subject of this Agreement.

For purposes of this Indemnification Annex, UBS shall include UBS Securities LLC, any of its affiliates, each other person, if any, controlling UBS or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

It is understood that the Indemnification Annex shall not apply to any Proceeding in connection with or arising out of any financings in connection with any Transaction. The indemnification arrangements with respect to any such financings shall be between Delphi and the arrangers/underwriters as provided in the definitive agreements governing any such financings.

UBS, AMLP and HCP agree to use their reasonable efforts to have Delphi assume the obligations of AMLP and HCP under this Indemnification Annex and to the extent Delphi assumes such obligations, AMLP and HCP will thereafter be relieved of any further obligations under this Indemnification Annex.


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